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                                                                    Exhibit 23.3




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-53457) and related Prospectus of Sensormatic Electronics Corporation, as filed November 24, 1999, and to the incorporation by reference therein of our report dated August 13, 1998, with respect to the consolidated financial statements and schedule of Sensormatic Electronics Corporation as of and for each of the two years in the period ended June 30, 1998 included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


                                                       /s/ ERNST & YOUNG LLP



West Palm Beach, Florida
November 23, 1999